EXHIBIT 99.1
[GRAPHIC  OMITTED]
Air Methods
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                                              The #1 Airborne Healthcare Company

                       AIR METHODS REPORTS 2Q2005 RESULTS
   Company Earns $0.30 of Basic EPS, Inclusive of $0.17 Per Share Loss on Early
                             Extinguishment of Debt

DENVER, CO., August 9, 2005 -- Air Methods Corporation (NASDAQ: AIRM) reported results for the quarter ended June 30, 2005. Revenue increased 18% to $87.7 million from $74.3 million in the year-ago quarter. For the six-month period, revenue increased 15% to $156.2 million, up from $135.9 million in the prior-year six-month period.

For the quarter, net income increased 32% to $3.3 million ($0.30 per basic and $0.29 per diluted share) as compared with prior-year quarter net income of $2.5 million ($0.23 per basic and $0.22 per diluted share). Net income for the six-month period was $2.9 million ($0.26 per basic and $0.25 per diluted share) compared to $10.6 million ($0.97 per basic and $0.94 per diluted share) for the prior-year six-month period. The current year quarter and six-month period includes a loss on early extinguishment of debt of $3.1 million before the effect of income taxes. Net of income taxes, this loss reduced quarterly and six-month net income by $1.9 million, or $0.17 per basic share. By refinancing its $23 million in subordinated notes, the Company reduced its effective interest rate by over 9%, based on current rates. The prior-year six-month period results include a first quarter increase to net income of $8.6 million, or $0.79 per basic and $0.76 per diluted share, from the cumulative effect of a change in accounting principle, net of tax effect. Income before cumulative effect of change in accounting principle was $2.0 million, or $0.18 per basic and diluted share, for the prior-year six-month period.

SECOND  QUARTER  HIGHLIGHTS

Community-Based Operations: Revenue from community-based operations increased 19% to $60.6 million, and segment net income increased 80% to $7.9 million during the second quarter, as compared with the prior-year quarter. The increase in segment net income was primarily attributed to increases in net revenue after bad debt expense per transport, which increased from $4,414 in the prior-year quarter to $5,221 in the current quarter. Net revenue after bad debt expense per transport was $5,122 during the first quarter of 2005. The increase in net reimbursement was attributed to price increases and improved billing and collection processes. Community-based transports completed during the second quarter were 8,560 as compared with 8,010 in the prior-year quarter. Community-based transports for bases in operation greater than one year (Same-Base Transports) increased by 47, or less than 1%, while weather cancellations for bases in operation greater than one year decreased by 53, or 4%, from the prior-year quarter.

Hospital-Based Operations: Revenue from hospital-based operations increased by 15% to $25.3 million and segment net income increased 136% to $2.8 million during the second quarter as compared with the prior-year quarter. These increases were primarily attributed to decreases in maintenance expenses relative to flight fees. Divisional maintenance expense decreased by approximately 1%, while divisional flight fees increased by about 20%. The division also benefited from net contribution associated with $1.8 million in increased quarterly revenue from new operating bases begun either during or subsequent to the prior-year second quarter.

Products Division: Revenue, including revenue generated from internal projects, increased 11% to $3.5 million, while segment net income remained constant at $0.8 million during the second quarter as compared with the prior-year quarter. Segment net income did not increase in proportion to revenue growth due to changes in product mix which reduced the overall margin percentage.

Aaron Todd, Chief Executive Officer, stated, "We are obviously pleased with our strong financial performance. We are especially pleased to have generated healthy top-line and bottom-line growth from both services divisions. Base expansion, moderate weather and on-budget maintenance expenses have combined with significantly improved net reimbursement per transport to generate these strong quarterly results. We remain very optimistic that our goal to achieve strong year-over-year financial results is well within reach."

"We are happy to report that our third quarter has begun with healthy flight volume in July. Same-Base Transports for community-based operations during the month were 5% higher than July 2004, despite higher weather-related flight cancellations which increased 23% over the prior-year month. July flight volume exceeded June volume by 158 transports, even though flights missed due to weather were 132 higher than in June. We believe this indicates that our efforts to improve utilization at our existing operating bases through marketing and outreach programs are leading to positive results. Additionally, we believe that interest savings from our refinancing of the subordinated notes should also contribute to improved overall performance during the remainder of 2005," said Todd.

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687  (domestic)  or  (706) 645-9291 (international), access number 8227358, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation,  medical  services and technology.  The Air Medical
Services Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 190 helicopters and fixed wing aircraft.

                                [GRAPHIC OMITTED]
                                      AIRM
                                     NASDAQ
                                     LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron  D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame
at The RCG Group at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

                       ---FINANCIAL STATEMENTS ATTACHED---


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
                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)



                                              June 30, 2005   December 31, 2004
                                              --------------  -----------------

ASSETS
------

Current assets:
Cash and cash equivalents                     $        7,840              2,603
Trade receivables, net                                71,107             63,178
Other current assets                                  16,095             25,222
                                              --------------  -----------------
Total current assets                                  95,042             91,003

Net equipment and leasehold improvements              94,541             96,752
Other assets, net                                     15,764             16,968
                                              --------------  -----------------
Total assets                                  $      205,347            204,723
                                              ==============  =================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $        9,802             11,556
Accounts payable, accrued expenses and other          28,610             30,598
                                              --------------  -----------------

Total current liabilities                             38,412             42,154

Long-term indebtedness                                69,637             72,942
Other non-current liabilities                         21,197             16,548
                                              --------------  -----------------

Total liabilities                                    129,246            131,644

Total stockholders' equity                            76,101             73,079
                                              --------------  -----------------

Total liabilities and stockholders' equity    $      205,347            204,723
                                              ==============  =================

                                     AIR METHODS CORPORATION AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Amounts in thousands, except share and per share amounts)


                                                                Three Months Ended          Six Months Ended
                                                                      June 30,                   June 30,
                                                                  2005         2004         2005         2004
                                                              -------------------------  ------------------------
Revenue:
Flight operations                                             $    85,865       72,861      152,823      132,438
Product operations                                                  1,820        1,394        3,370        3,451
                                                              -------------------------  ------------------------
Total revenue                                                      87,685       74,255      156,193      135,889
                                                              -------------------------  ------------------------

Expenses:
Operating expenses                                                 65,503       57,614      121,566      108,140
General and administrative                                          9,065        7,991       17,828       15,513
Depreciation and amortization                                       2,971        2,734        5,868        5,411
                                                              -------------------------  ------------------------
                                                                   77,539       68,339      145,262      129,064
                                                              -------------------------  ------------------------

Operating income                                                   10,146        5,916       10,931        6,825

Interest expense                                                   (1,525)      (2,033)      (3,418)      (4,120)
Loss on early extinguishment of debt                               (3,104)           -       (3,104)           -
Other, net                                                            (40)         277          333          563
                                                              -------------------------  ------------------------

Income before income taxes                                          5,477        4,160        4,742        3,268

Income tax expense                                                 (2,153)      (1,642)      (1,886)      (1,294)
                                                              -------------------------  ------------------------

Income before cumulative effect of change in accounting
principle                                                           3,324        2,518        2,856        1,974

Cumulative effect of change in accounting principle, net                -            -            -        8,595
                                                              -------------------------  ------------------------

Net income                                                    $     3,324        2,518        2,856       10,569
                                                              =========================  ========================

Income per common share - basic:
    Income before cumulative effect of change in
      accounting principle                                    $      0.30         0.23         0.26         0.18
    Cumulative effect of change in accounting principle, net            -            -            -         0.79
                                                              -------------------------  ------------------------
    Net income                                                $      0.30         0.23         0.26         0.97
                                                              =========================  ========================

Income per common share - diluted:
    Income before cumulative effect of change in
      accounting principle                                    $      0.29         0.22         0.25         0.18
    Cumulative effect of change in accounting principle, net            -            -            -         0.76
                                                              -------------------------  ------------------------
    Net income                                                $      0.29         0.22         0.25         0.94
                                                              =========================  ========================

Weighted average common shares outstanding:
    Basic                                                      11,029,421   10,867,002   11,013,912   10,849,728
    Diluted                                                    11,519,944   11,264,313   11,511,675   11,260,892
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